EXHIBIT 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
TTM TECHNOLOGIES, INC. REPORTS STRONG THIRD QUARTER 2006 RESULTS,
COMPLETES ACQUISITION OF TYCO PRINTED CIRCUIT GROUP
SANTA ANA, CA – November 1, 2006 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the third quarter of 2006.
Third Quarter Results
Third quarter 2006 net sales increased $14.8 million, or 24.2 percent, to $75.8 million from the third quarter of 2005 and decreased $0.9 million, or 1.2 percent, from the second quarter of 2006.
For the third quarter of 2006, quick-turn business represented 17 percent of net sales compared to 20 percent for the second quarter of 2006 and 21 percent for the third quarter of 2005. The sequential decrease resulted from strength in our higher-volume business and rather flat conditions in the quick-turn market during the third quarter.
Gross margins were 29.7 percent for the third quarter of 2006, compared with 30.0 percent during the second quarter of 2006 and 23.2 percent for the third quarter of 2005. Gross margins were stable, sequentially, due to improved PCB pricing and the company’s ability to pass through rising raw material costs.
Selling and marketing expense was $3.3 million in the third quarter of 2006, a decrease of $125,000 over the second quarter of 2006 and an increase of $279,000 from the year-ago period. As a percentage of sales, selling and marketing expense was 4.4 percent in the third quarter of 2006, compared to 4.5 percent in the second quarter of 2006 and 5.0 percent in the third quarter of 2005.
General and administrative expense, including amortization of intangibles, was $4.1 million in the third quarter of 2006, an increase of $158,000 over the second quarter of 2006 and a decrease of $1.0 million from the year-ago period. The third quarter of 2005 included a $2.0 million expense accrual related to an agreement in principle to resolve a customer dispute concerning goods shipped in 2002 and 2003. The year-over-year decrease was offset somewhat by higher incentive compensation, stock-based compensation and labor-related expenses in the third quarter of 2006. As a percentage of sales, G&A expense was 5.4 percent in the third quarter of 2006, compared to 5.2 percent in the second quarter of 2006 and 8.5 percent in the third quarter of 2005.
TTM posted operating income of $15.0 million for the third quarter of 2006, compared to $15.6 million for the second quarter of 2006 and $5.9 million for the third quarter of 2005.
Net income for the third quarter of 2006 was $10.5 million, or $0.25 per diluted share, compared with $10.6 million, or $0.25 per diluted share, for the second quarter of 2006, and $4.1 million, or $0.10 per diluted share, for the third quarter of 2005.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $19.0 million in the third quarter of 2006 compared with $19.4 million in the second quarter of 2006 and $9.1 million in the third quarter of 2005.
In the third quarter of 2006, TTM generated cash flow from operations of $11.7 million, enabling it to fund net capital expenditures of $3.0 million, while expanding its cash and short-term investments to a total of $110.3 million, an increase of $9.0 million during the quarter.
“We continue to be pleased with our ability to execute our strategy and generate superior financial results,” said Kent Alder, President and CEO of TTM Technologies. “Market conditions were relatively stable in the third quarter. We effectively planned for and managed our business to account for higher raw material costs. We continue to provide our customers with value-added services as well as technically advanced products on a timely basis, which helps us to maintain our gross margins.”
Acquisition of Tyco Printed Circuit Group
On October 27, 2006, TTM completed the acquisition of substantially all of the assets of the Tyco Printed Circuit Group (TPCG). “The combination makes TTM Technologies the largest PCB manufacturer in North America, with annualized sales of approximately $650 million,” stated Alder. “In addition to our leadership position in quick turn and technology, we are now a leader in the attractive military/aerospace sector of the PCB market and will provide expanded service capabilities to a more diversified customer base.”
”Although TPCG has lower profit margins than TTM, our exclusive focus on printed circuit boards and related technologies should enable us to bring greater operating efficiency and productivity to the combined operations,” added Alder. “Of course, TPCG’s operations include back-plane assembly, which is inherently less profitable than PCB manufacturing. We expect the acquisition to be accretive to earnings within one year.”
Outlook
For the fourth quarter of 2006, TTM is estimating revenues in a range of $140 million to $148 million and earnings in a range of $0.13 to $0.19 per diluted share. TTM’s fourth quarter results will include roughly two months of TPCG’s results.
“We expect the printed circuit board market to remain relatively stable, with flat pricing and flat to slightly higher volume,” concluded Alder. “In the fourth quarter, profits will be negatively impacted due to costs to integrate the TPCG operations. In addition, the accounting treatment associated with allocating the purchase price to the fair market value of TPCG’s assets will affect our earnings.”
Conference Call/Webcast
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
The company will conduct a conference call to discuss its third-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast and available for replay until November 3, 2006, on the company’s website, www.ttmtech.com.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, the risks and uncertainties associated with the integration of the recently acquired TPCG business, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.
- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information
(In thousands, except per share data)

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2006	2005	2006	2006	2005
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$75,765	$60,979	$76,683	$225,136	$177,078
Cost of goods sold	53,288	46,827	53,714	159,487	138,351

Gross profit	22,477	14,152	22,969	65,649	38,727

Operating expenses:
Selling and marketing	3,329	3,050	3,454	10,142	8,932
General and administrative	3,822	4,856	3,663	11,069	11,295
Amortization of intangibles	300	300	301	901	901

Total operating expenses	7,451	8,206	7,418	22,112	21,128

Operating income	15,026	5,946	15,551	43,537	17,599

Interest expense	(16)	(16)	(25)	(83)	(116)
Amortization of debt issuance costs	(19)	(26)	(20)	(58)	(52)
Interest income and other, net	1,369	547	1,118	3,464	1,393

Income before income taxes	16,360	6,451	16,624	46,860	18,824
Income tax provision	(5,837)	(2,390)	(6,068)	(16,970)	(7,031)

Net income	$10,523	$4,061	$10,556	$29,890	$11,793

Earnings per common share:
Basic	0.25	0.10	0.25	0.72	0.29
Diluted	0.25	0.10	0.25	0.71	0.28

Weighted average common shares:
Basic	41,823	41,288	41,694	41,651	41,210
Diluted	42,310	41,726	42,512	42,265	41,761

SELECTED BALANCE SHEET DATA

	October 2, 2006	December 31, 2005
Cash and short-term investments	$110,291	$82,358
Accounts receivable, net	45,196	38,631
Inventories, net	14,937	12,564
Total current assets	177,180	140,415
Net property, plant and equipment	53,084	51,798
Other assets	78,731	80,930
Total assets	308,995	273,143

Accounts payable	$13,709	$11,310
Total current liabilities	28,237	29,191
Stockholders’ equity	280,758	243,952
Total liabilities and stockholders’ equity	308,995	273,143
SUPPLEMENTAL DATA

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2006	2005	2006	2006	2005
EBITDA	$19,001	$9,130	$19,444	$55,122	$26,700
EBITA	$16,725	$6,823	$16,999	$47,990	$19,981

Gross margin	29.7%	23.2%	30.0%	29.2%	21.9%
EBITDA margin	25.1	15.0	25.4	24.5	15.1
Operating margin	19.8	9.8	20.3	19.3	9.9
End Market Breakdown:

	Third Quarter
	2006	2005
Networking/communications	45.5%	43.8%
High-end computing	28.3	26.9
Industrial/medical	14.1	15.6
Computer peripherals	4.3	5.3
Handheld	3.0	4.8
Other	4.8	3.6
Stock-based compensation:

Third Quarter
2006
Amount included in:
Cost of goods sold	$135
Selling and marketing	39
General and administrative	276

Total stock-based compensation expense	$450

RECONCILIATIONS*

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2006	2005	2006	2006	2005
EBITA/EBITDA reconciliation:
Net income	$10,523	$4,061	$10,556	$29,890	$11,793
Add back items:
Income taxes	5,837	2,390	6,068	16,970	7,031
Interest expense	16	16	25	83	116
Amortization of debt issuance costs	19	26	20	58	52
Amortization of intangibles	330	330	330	989	989

EBITA	16,725	6,823	16,999	47,990	19,981

Depreciation expense	2,276	2,307	2,445	7,132	6,719

EBITDA	$19,001	$9,130	$19,444	$55,122	$26,700

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.
“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes, and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.